Exhibit 8.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

May 23, 2011

NuStar Energy L.P.

2330 N. Loop 1604 West

San Antonio, Texas 78248

Ladies and Gentlemen:

We have acted as special counsel to NuStar Energy L.P., a Delaware limited partnership (“NuStar Energy”), in connection with preparation of a prospectus supplement dated May 23, 2011 (the “Prospectus Supplement”) forming a part of the registration statement on Form S-3 (File No. 333-173510) filed by NuStar Energy with the Securities and Exchange Commission (the “SEC”) declared effective on April 29, 2011 (the “Registration Statement”), relating to the offering and sale (the “Offering”) from time to time by NuStar Energy of common units representing limited partner interests of NuStar Energy having an aggregate offering price of up to $200,000,000 (the “Common Units”). In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Material Tax Consequences” (the “Discussion”) in the Registration Statement.

The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Common Units pursuant to the Offering.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the effective date of the Registration Statement. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

Austin    Beijing    Dallas    Houston    London    New York    The Woodlands    Washington, DC

NuStar Energy L.P.

May 23, 2011

Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of NuStar Energy and to the references to our firm and this opinion contained in the Prospectus Supplement forming a part of the Registration Statement. In giving this consent, we do not admit that we are “experts” under the Securities Act of 1933, as amended, or under the rules and regulations of the SEC relating thereto, with respect to any part of the Registration Statement, including this exhibit to the Current Report on Form 8-K.

Very truly yours,

/s/ Andrews Kurth LLP